                                                                      Exhibit 12


                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)


                                                              For the Three Months                  For the Six Months
                                                                      Ended                                Ended
                                                           -----------------------------       ----------------------------
                                                             June 25,        June 26,(a)        June 25,        June 26,(a)
                                                                1999            1998               1999            1998
                                                            ---------       --------            -------       ----------
Pre-tax earnings from continuing operations                   $1,031          $  915             $2,027          $ 1,783

Add: Fixed charges (excluding
     capitalized interest and preferred security
     dividend requirements of subsidiaries)                    3,243           4,513              6,595            8,857
                                                              ------          ------             ------           ------

Pre-tax earnings before fixed charges                          4,274           5,428              8,622           10,640
                                                              ======          ======             ======           ======

Fixed charges:
      Interest                                                 3,183           4,459              6,475            8,754
      Other(b)                                                   110              81                220              154
                                                              ------          ------             ------           ------

      Total fixed charges                                     $3,293          $4,540             $6,695           $8,908
                                                              ======          ======             ======           ======

Preferred stock dividend requirements                             14              15                 28               31
                                                              ------          ------             ------           ------

Total combined fixed charges
   and preferred stock dividends                              $3,307          $4,555             $6,723           $8,938
                                                              ======          ======             ======           ======

RATIO OF EARNINGS TO FIXED CHARGES                              1.30            1.20               1.29             1.19

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS                                   1.29            1.19               1.28             1.19

(a) Amounts have been restated from that originally reported in the 1998 second quarter Form 10-Q to reflect the 1998 merger with Midland Walwyn Inc., accounted for as a pooling-of-interests.

(b) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.